UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

August 5, 2020

(Date of the earliest event reported)

Simulations Plus, Inc.

(Exact name of registrant as specified in its charter)

California	001-32046	95-4595609
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

42505 10th Street West, Lancaster, California 93534-7059

(Address of principal executive offices) (Zip Code)

661-723-7723

Registrant's telephone number, including area code

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[_] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_] Soliciting material pursuant to Rule 14z-12 under Exchange Act (17 CFR 240.14a-12)

[_] Pre-commencement communications pursuant to Rule 14d-2(b) under Exchange Act (17 CFR 240.14d-2(b))

[_] Pre-commencement communications pursuant to Rule 13e-4(c) under Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	SLP	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On August 5, 2020, Simulations Plus, Inc., a California corporation (the “Company”), entered into an underwriting agreement (the “Underwriting Agreement”) with Oppenheimer & Co. Inc. as representative of the several underwriters (the “Underwriters”), relating to the issuance and sale (the “Offering”) by the Company, and the purchase by the Underwriters, of 1,818,182 shares of the Company’s common stock, $0.001 par value per share (the “Firm Shares”). In addition, pursuant to the Underwriting Agreement, the Underwriters were granted an option, exercisable within 30 days, to purchase up to an additional 272,727 shares of common stock, $0.001 par value per share (the “Option Shares” and, together with the Firm Shares, the “Shares”), on the same terms and conditions.

The offering price to the public was $55.00 per share and the Underwriters agreed to purchase the Shares from the Company pursuant to the Underwriting Agreement at a price of $52.0025 per share. The Underwriting Agreement contains customary representations, warranties and agreements by the Company and customary conditions to closing, obligations of the parties and termination provisions. Additionally, the Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, or to contribute to payments the Underwriters may be required to make due to any such liabilities.

The net proceeds to the Company from the sale of the Shares, after deducting the underwriting discounts and commissions and estimated offering expenses payable by the Company, are approximately $107.78 million which includes the exercise in full of the underwriters’ option to purchase an additional 272,727 shares of common stock. The Offering closed on August 10, 2020.

This Offering was made pursuant to the Company’s automatic shelf registration statement on Form S-3 (File No. 333- 239770) filed with the Securities and Exchange Commission on July 9, 2020, which became automatically effective under Rule 462(e), (the “Registration Statement”), a base prospectus dated July 9, 2020 (the “Base Prospectus”), a preliminary prospectus supplement dated August 4, 2020 (the “Preliminary Prospectus Supplement”) and a prospectus supplement dated August 5, 2020. Pursuant to the Underwriting Agreement, subject to certain exceptions, the Company and certain of the Company’s executive officers and directors have agreed that, without the prior written consent of the Underwriter and subject to certain negotiated exceptions, they will not, for a period of 90 days, in either case, following the date of the final Prospectus, sell or otherwise dispose of any of the Company’s securities held by them.

The foregoing summary of the Underwriting Agreement, does not purport to be complete and is subject to, and qualified in its entirety by, the Underwriting Agreement attached as Exhibit 1.1 to this Current Report on Form 8-K, which is incorporated herein by reference.

A copy of the opinion of Procopio, Cory, Hargreaves & Savitch LLP relating to the legality of the issuance and sale of the Shares in the Offering is attached as Exhibit 5.1 hereto.

This Current Report on Form 8-K does not constitute an offer to sell any securities or a solicitation of an offer to buy any securities, nor shall there be any sale of any securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Item 8.01	Other Events.

The Company issued a press release on August 10, 2020, announcing the closing of the Offering. The press release is attached as Exhibit 99.1, and the information contained therein is incorporated herein by reference.

The Company previously issued press releases on the launch of the Offering on August 4, 2020 and the pricing of the Offering on August 5, 2020. The press releases are attached as Exhibits 99.2 and 99.3, and the information contained therein is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

1.1	Underwriting Agreement, by and between Simulations Plus, Inc. and Oppenheimer & Co. Inc., dated August 5, 2020.

5.1	Opinion of Procopio, Cory, Hargreaves & Savitch LLP.

99.1	Closing Press Release, dated August 10, 2020

99.2	Launch Press Release, dated August 4, 2020.

99.3	Pricing Press Release, dated August 5, 2020.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SIMULATIONS PLUS, INC.

Dated: August 10, 2020	By: /s/ John R. Kneisel
John R. Kneisel
Chief Financial Officer

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